Exhibit (4)

FORM OF NOTE

CUSIP NO. 532457AY4
ISIN US532457AY42

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY DTC TO A NOMINEE OF DTC, OR BY A NOMINEE OF DTC TO DTC OR ANOTHER NOMINEE OF DTC, OR BY DTC OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

ELI LILLY AND COMPANY

Floating Rate Note due 2007

REGISTERED NO. R-	$[ ]

     ELI LILLY AND COMPANY, an Indiana corporation (herein called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, the principal sum of [          ] on August 24, 2007, upon surrender of this Global Note at the office or agency of the Company for such payment in The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from August 24, 2004 or from the most recent date to which interest has been paid or duly provided for, quarterly in arrears on November 24, February 24, May 24 and August 24 of each year (each an “Interest Payment Date”), commencing November 24, 2004 at the Applicable Rate (as defined below), until the date on which payment of said principal sum has been made or duly provided for; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note

Register. Such interest shall be payable from the November 24, February 24, May 24 and August 24, as the case may be, next preceding the date hereof to which interest has been paid, unless the date hereof is a November 24, February 24, May 24 and August 24 to which interest has been paid, in which case from the date hereof, or unless the date hereof is prior to the payment of any interest on the Notes, in which case from August 24, 2004; provided, however, that if the Company shall default in payment of the interest due on such November 24, February 24, May 24 and August 24 then from the November 24, February 24, May 24 and August 24 to which interest has been paid or, if no interest has been paid on the Notes, from August 24, 2004. The interest payable hereon on any interest payment date shall be payable to the person in whose name this Note is registered at the close of business on the last day of the calendar month preceding the month in which such interest payment is due, except as otherwise provided in the Indenture hereinafter referred to.

     The “Applicable Rate” shall initially be equal to the 3 Month LIBOR Rate as of August 20, 2004 plus 0.05% per year and shall be reset on each Interest Payment Date, other than maturity, beginning on November 24, 2004, to the 3 Month LIBOR Rate as of such Interest Payment Date plus 0.05% per year.

     “3 Month LIBOR Rate” means the rate for deposits in U.S. dollars for the 3-month period commencing on the applicable interest reset date which appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date. If this rate does not appear on Telerate Page 3750, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent) at approximately 11:00 a.m., London time, on the second London banking day prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, the rate for that interest reset date will be the arithmetic mean of the quotations, and, if fewer than two quotations are provided as requested, the rate for that interest reset date will be the arithmetic mean of the rates quoted by major banks in New York City, selected by the calculations agent, at approximately 11:00 a.m., New York City time, on the second London banking day prior to the applicable interest reset date for loans in U.S. dollars to leading European banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. A London banking day is any business day in which dealing in U.S. dollars are transacted in the London interbank market.

     “Telerate Page 3750” means the display page so designated on the Moneyline Telerate, Inc. (or such other page as may replace such page on that service or any successor service for the purpose of displaying London interbank offered rates of major banks).

     If any Interest Payment Date (other than the date of maturity) falls on a day that is not a business day, such interest payment date will be postponed to the next day that is a business day, unless that day falls in the next calendar month, in which case such interest payment date will be moved to the next preceding day that is a business day. If the maturity date or redemption date of the notes falls on a day that is not a business day, the payment of interest and principal will be made on the next business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next business day.

     As used in this Global Note, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or London, England.

     The calculation agent will, upon the request of the holder of any note, provide the interest rate then in effect. The calculation agent is Citibank, N.A. until such time as the Company appoints a successor calculation agent. All calculations made by the calculation agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes. The Company may appoint a successor calculation agent with the written consent of the trustee.

     All percentages resulting from any calculation of the interest rate with respect to the notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) being rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards).

     The interest rate on this Note will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

     Interest on this Note will be computed on the basis of a 360-day year and the actual number of days in each quarterly interest payment period.

     The provisions of this Note are continued on the reverse hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

     This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

[THIS SPACE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, ELI LILLY AND COMPANY has caused this Instrument to be signed manually or by facsimile signature of its President or one of its Vice Presidents and by its Secretary or one of its Assistant Secretaries, and a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

Dated:

ELI LILLY AND COMPANY
By:
	Name:	Thomas W. Grein
	Title:	Vice President and Treasurer

By:
	Name:	James B. Lootens
	Title:	Assistant Secretary

     This is one of the Notes of the series designated herein issued under the Indenture described herein.

CITIBANK, N.A., as Trustee
By:
Authorized Officer

REVERSE OF NOTE

     This Note is one of a duly authorized issue of a series of debt securities (the “Securities”) of the Company, designated as its Floating Rate Notes due 2007 (the “Notes”). The Notes are initially limited to $1,000,000,000 aggregate principal amount and the Securities, including the Notes, are all issued or to be issued under and pursuant to the Indenture dated as of February 1, 1991 (herein called the “Indenture”), duly executed and delivered by the Company to Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all Board Resolutions (as defined in the Indenture) as provided therein, reference is hereby made for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and holders of the Notes. The Company may at any time issue additional notes under the Indenture in unlimited amounts having the same terms as and treated as a single class with the Notes for all purposes under the Indenture and will vote together as one class with respect to the Notes.

     In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing with respect to the Notes, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture. The Indenture provides that the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the holders of all of the Notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of or interest on any of the Notes, in the manner and to the extent provided in the Indenture.

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture with respect to the Notes, or modifying in any manner the rights of the holders of the Notes; provided, however, that no supplemental indenture shall (i) extend the maturity of any Note, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or make the principal thereof or interest thereon payable in any coin or currency other than that in the Notes provided, without the consent of the holder of each Note so affected, or (ii) reduce the aforesaid percentage of Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all Notes then outstanding.

     The Notes do not have a sinking fund.

     The Securities of this series are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, in whole or in part, at the election of the Issuer on August 24, 2005, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest to the redemption date.

     Notwithstanding the foregoing, installments of interest on Securities that are due and payable on interest payment dates falling on or prior to the redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Securities and the Indenture.

     Once notice of redemption is mailed, the Securities called for redemption will become due and payable on the redemption date at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

     No reference herein to the Indenture and no provision of this Note or of the Indenture or of any Board Resolution shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time and place and at the rate and in the coin or currency herein prescribed.

     This Note is transferable by the registered holder hereof in person or by his attorney duly authorized in writing on the books of the Company at the office or agency to be maintained by the Company for that purpose in The City of New York, but only in the manner, subject to the limitations and upon payment of any tax or governmental charge for which the Company may require reimbursement as provided in the Indenture, and upon surrender and cancellation of this Note. Upon any registration of transfer, a new registered Note or Notes, of authorized denomination or denominations, and in the same aggregate principal amount, will be issued to the transferee in exchange therefor.

     The Company, the Trustee, any paying agent and any Note registrar may deem and treat the registered holder hereof as the absolute owner of this Note (whether or not this Note shall be overdue and notwithstanding any notations of ownership or other writing hereon made by anyone other than the Note registrar) for the purpose of receiving payment of or on account of the principal hereof and interest due hereon as herein provided and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Note registrar shall be affected by any notice to the contrary.

     No recourse shall be had for the payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto or any Board Resolution, against an incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

     This Note shall be governed by and construed in accordance with the laws of the State of New York.